                             SECURITIES AND EXCHANGE COMMISSION
                                    Washington, DC 20549

                                         FORM N-8A

                                NOTIFICATION OF REGISTRATION
                           FILED PURSUANT TO SECTION 8(a) OF THE
                               INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby  notifies the Securities and Exchange  Commission that it registers  under and  pursuant to the  provisions  of Section 8(a) of the  Investment
Company Act of 1940 and in connection  with such  notification  of  registration  submits the following information:

Name:  Oppenheimer Transition 2025 Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

      Robert G. Zack, Esq.
      Executive Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Financial Center
      225 Liberty Street, 11th Floor
      New York, New York  10281-1008

Check Appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the  Investment
Company Act of 1940 concurrently with the filing of Form N-8A:   Yes       X        No
______

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            Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 5th day of December, 2007.

                              Oppenheimer Transition 2025 Fund

                              By:   /s/ Robert G. Zack
                                    Robert G. Zack, Secretary

Attest:

By:   /s/ Kathleen T. Ives
      Kathleen T. Ives, Assistant Secretary